Exhibit 99.1

PFSweb Completes Sale of LiveArea Business to Merkle

Allen, TX – August 27, 2021 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, announced that it has completed the sale of LiveArea, its global customer experience and commerce agency business unit, to Merkle, Inc., a leading technology-enabled, data-driven customer experience management (CXM) company within Dentsu Group’s international business, Dentsu International (Tokyo: 4324).

Merkle acquired LiveArea for total gross consideration of $250 million, estimated to result in net proceeds of approximately $185 million to $200 million, after consideration of estimated taxes and transaction related expenses. PFSweb used a portion of the net proceeds to fully pay down its senior financing facilities.

“Under Jim Butler’s leadership, the LiveArea team has made tremendous progress in returning the business to growth over the past two years,” said Mike Willoughby, CEO of PFSweb. “We are confident they will accelerate momentum as they integrate with the Merkle team and continue supporting their clients with an even more comprehensive set of digital business capabilities. I would like to thank Jim and his team for their contributions to our company and clients.”

Willoughby concluded: “Having successfully completed the sale of LiveArea, we will keep working to maximize PFS’s growth through continued high quality client service and operational efficiency. We are proud of the strong foundation we have built and expect to provide further updates on our second quarter performance and outlook for the business for the remainder of the year, including the important upcoming holiday peak.”

As announced on August 9, 2021, PFSweb will be accounting for the LiveArea divestiture as a discontinued operation on its upcoming second quarter earnings report, which has been delayed by the work required to close this transaction and prepare the required financial reporting and other related requirements for this divestiture, including the NASDAQ listing requirements. The company is working towards the completion of the accounting process with the objective of filing the Form 10-Q with the Securities and Exchange Commission prior to the NASDAQ due date on October 11, 2021 for submission of the company’s actions and plan to be in compliance with the listing requirements.

Raymond James acted as exclusive financial advisor to PFSweb in the transaction. FisherBroyles, LLP acted as legal counsel to PFSweb in the transaction.

Exploration of Strategic Alternatives
As announced on July 6, 2021, PFSweb has engaged Raymond James to lead the exploration of a full range of strategic alternatives for its remaining business, PFS. This broader exploration process is still underway.

“The completion of this LiveArea transaction represents an important step in our strategic alternatives process,” said Monica Luechtefeld, chair of PFSweb’s board of directors. “We will continue working with our advisors to evaluate a broad range of alternatives to optimize shareholder value.”

The company has not established a timeline for completion of this strategic review process, and it does not intend to comment further regarding the review process unless or until a specific transaction is approved by its board of directors or shareholders, the review process is concluded, or it has otherwise determined that further disclosure is appropriate or required by law.

Forward-Looking Information
This press release contains forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “potential,” “project,” “seek,” “strive,” “predict,” “continue,” “target,” “estimate”, and other similar expressions. These forward-looking statements involve risks and uncertainties and may include assumptions as to how we may perform in the future, including the impact of the COVID-19 pandemic on our business, results of operations and global economic conditions. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee these expectations will actually be achieved. The Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 and any subsequent amendments or quarterly reports on Form 10-Q identify certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the periodic reports of the company and the Risk Factors described therein. The Company undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

About PFS
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com